Schedule 14A
(Rule 14A-101)
Information Required In Proxy Statement
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(AMENDMENT NO.      )
Filed by the Registrant     ☒
Filed by a Party other than the Registrant     ☐
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☐     Preliminary Proxy Statement
☐     Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐     Definitive Proxy Statement
☒    Definitive Additional Materials
☐     Soliciting Material Under Rule 14a-12
Wachovia Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This Schedule 14A is being filed pursuant to a memorandum of understanding regarding the settlement of certain litigation relating to the Agreement and Plan of Merger, dated as of October 3, 2008, as amended, between Wells Fargo & Company (“Wells Fargo”) and Wachovia Corporation (“Wachovia”).
Settlement of Certain Litigation
As previously disclosed at pages 73-74 of the definitive proxy statement/prospectus of Wachovia, dated November 21, 2008, included in Wells Fargo’s Registration Statement on Form S-4 (File No. 333-154879), as amended, under the heading “The Merger—Litigation Relating to the Merger,” Wachovia, the members of its board of directors, and Wells Fargo have been named as defendants in certain actions filed on behalf of Wachovia shareholders challenging the proposed merger of Wells Fargo and Wachovia. As disclosed in the proxy statement, one such action, a purported class action captioned Irving Ehrenhaus v. John D. Baker, et al., was filed in the Superior Court for the County of Mecklenburg in the State of North Carolina.
On December 5, 2008, the Court in the Ehrenhaus action denied preliminary injunctive relief with respect to, among other things, the issuance and voting of preferred shares issued by Wachovia to Wells Fargo on October 20, 2008 in connection with the merger that represent 39.9% of the voting power of Wachovia’s capital stock. The Court did enjoin enforcement of a provision of the transaction documentation providing that the preferred shares could not be redeemed by Wachovia for at least 18 months following the shareholder vote on the merger agreement, even if the merger were not approved by the shareholders (the “18-Month Tail Provision”).
On December 17, 2008, the defendants entered into a memorandum of understanding with the plaintiffs regarding the settlement of the Ehrenhaus action. In connection with the settlement contemplated by the memorandum of understanding, Wachovia and Wells Fargo agreed not to appeal from the portion of the Court’s Order dated December 5, 2008 that enjoins the 18 Month Tail Provision. Wells Fargo for its part also agreed to waive the enforceability by Wells Fargo of the 18 Month Tail Provision to the extent enjoined by the Court’s Order. Wachovia and Wells Fargo also agreed to make certain additional disclosures related to the proposed merger, which are contained in this Schedule 14A. The memorandum of understanding contemplates that the parties will enter into a stipulation of settlement.
The stipulation of settlement will be subject to customary conditions, including court approval following notice to Wachovia’s shareholders. In the event that the parties enter into a stipulation of settlement, a hearing will be scheduled at which the Court will consider the fairness, reasonableness, and adequacy of the settlement. There can be no assurance that the parties will ultimately enter into a stipulation of settlement or that the Court will approve the settlement even if the parties were to enter into such stipulation. In such event, the proposed settlement as contemplated by the memorandum of understanding may be terminated.
SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
In connection with the settlement of certain outstanding shareholder litigation as described in this Schedule 14A, Wachovia has agreed to make these supplemental disclosures to the proxy statement dated November 21, 2008. This supplemental information should be read in conjunction with the proxy statement, which should be read in its entirety.
Background of the Merger
The following disclosure supplements the discussion at pages 29-30 of the proxy statement concerning discussions with potential partners other than Wells Fargo.
Wachovia did not contact, and was not contacted by, any of these potential partners with respect to a possible combination or acquisition transaction following its execution of the merger agreement with Wells Fargo on October 3.
The following disclosure supplements the discussion at pages 32-35 of the proxy statement concerning the background of the merger.
During the period from September 29 through October 3, Wachovia did not have discussions with potential transaction partners other than Wells Fargo and Citigroup.
The following disclosure supplements the discussion at page 35 of the proxy statement concerning Wachovia’s October 2-3 board meeting.
Wachovia management’s belief that the FDIC was prepared to place Wachovia’s banking subsidiaries in receivership if an agreement was not signed by the end of the day on October 3 was based on discussions with regulatory authorities, its knowledge of Wachovia’s financial condition, and the approach being taken by the regulatory authorities in their interactions with Wachovia.
The Wachovia board took action with respect to the Wells Fargo proposal, when pending legislation known as “The Emergency Economic Stabilization Act of 2008” had not yet been acted upon by the House of Representatives, because management advised the board that it believed that, unless an agreement was signed by the end of the day on October 3, the FDIC was prepared to place Wachovia’s banking subsidiaries in receivership over the coming weekend, and there was no assurance either that the House of Representatives would approve the proposed legislation or that the proposed legislation, if approved by Congress and signed into law, would offer Wachovia a viable alternative to receivership because of uncertainty as to both the substance and timing of implementation.
Wachovia’s Financial Advisors
The following disclosure supplements the discussion at page 40 of the proxy statement concerning the financial analyses of Goldman Sachs:
Goldman Sachs did not perform certain analyses that it customarily would have prepared for Wachovia in connection with a fairness opinion because analyses of the kind that are often performed, such as a comparable transaction analysis, a contribution analysis or a discounted cash flow analysis, were not meaningful as a result of the extraordinary circumstances facing Wachovia as described in Goldman Sachs’ opinion.
The following disclosure supplements the discussion at page 41 of the proxy statement concerning the scope of the review conducted by Goldman Sachs:

Goldman Sachs did not make an independent evaluation or appraisal of any of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Wachovia or Wells Fargo or any of their respective subsidiaries, and it was not furnished with any such evaluation or appraisal.
The following disclosure supplements the discussion at page 41 of the proxy statement concerning Goldman Sachs’ comparative analysis of Wells Fargo trading multiples:
The October 2, 2008 Price to Estimated Earnings multiples of Wells Fargo and the selected national and regional banks were based on IBES earnings estimates.
The following disclosure supplements the discussion at page 46 of the proxy statement concerning the financial analyses of Perella Weinberg:
Perella Weinberg did not perform certain analyses that it customarily would have prepared for Wachovia in connection with a fairness opinion because analyses of the kind that are often performed, such as a comparable company analysis or a discounted cash flow analysis, were not meaningful as a result of the extraordinary circumstances facing Wachovia as described in Perella Weinberg’s opinion.
The following disclosure supplements the discussion at page 47 of the proxy statement concerning the scope of the review conducted by Perella Weinberg:
In addition, Perella Weinberg did not review individual credit files nor did it make an independent evaluation or appraisal of any of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Wachovia or Wells Fargo or any of their respective subsidiaries, and it was not furnished with any such evaluation or appraisal.
The following disclosure supplements the discussion at page 49 of the proxy statement concerning Perella Weinberg’s analyses of Wells Fargo common stock based on trading multiples that Perella Weinberg considered appropriate:
The companies that Perella Weinberg reviewed in determining the appropriate trading multiple ranges were as follows: National Banks: Bank of America Corporation, JPMorgan Chase & Co. and Citigroup Inc.; Regional Banks: U.S. Bancorp, PNC Financial Services Group, Inc., BB&T Corporation, Capital One Financial Corporation, SunTrust Banks, Inc., M&T Bank Corporation, Regions Financial Corporation, Fifth Third Bancorp, National City Corporation, KeyCorp and Marshall & Ilsley Corporation.
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The proposed merger will be submitted to Wachovia shareholders for their consideration. Wells Fargo filed with the Securities and Exchange Commission (SEC) a registration statement on Form S-4 on November 21, 2008 (Registration No. 333-154789) that includes a proxy statement of Wachovia that also constitutes a prospectus of Wells Fargo. Wachovia mailed the proxy statement-prospectus to its shareholders on or about November 21, 2008. Wachovia shareholders and other investors are urged to read the proxy statement-prospectus because it describes the proposed merger and contains other important information. You may obtain copies of all documents filed with the SEC regarding the proposed merger, free of charge, on the SEC’s website at www.sec.gov. You may also obtain free copies of these documents by contacting Wells Fargo or Wachovia, as follows:
•	Wells Fargo & Company, Investor Relations, MAC A0101-025, 420 Montgomery Street, 2nd Floor, San Francisco, California 94104-1207, (415) 396-3668.

•	Wachovia Corporation, Attention Investor Relations, One Wachovia Center, 301 South College Street, Charlotte, North Carolina 28288, (704) 374-6782.
Wells Fargo and Wachovia and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Wachovia shareholders in connection with the proposed merger. Information about Wells Fargo’s directors and executive officers and their ownership of Wells Fargo common stock is contained in the definitive proxy statement for Wells Fargo’s 2008 annual meeting of stockholders, as filed by Wells Fargo with the SEC on Schedule 14A on March 17, 2008. Information about Wachovia’s directors and executive officers and their ownership of Wachovia common stock is contained in the definitive proxy statement for Wachovia’s 2008 annual meeting of shareholders, as filed by Wachovia with the SEC on Schedule 14A on March 10, 2008. You may obtain free copies of these documents by contacting Wells Fargo or Wachovia at the contact information provided above. The proxy statement-prospectus for the proposed merger provides more information about participants in the solicitation of proxies from Wachovia shareholders.